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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE


HEARTPORT RAISES $75 MILLION THROUGH OFFERING OF CONVERTIBLE SUBORDINATED
NOTES

REDWOOD CITY, CALIF., APRIL 18, 1997 -- Heartport, Inc. (Nasdaq: HPRT), announced today that the Company has closed its offering of convertible subordinated notes to qualified institutional investors in the United States. The Company raised $75 million (excluding the option to purchase up to an additional $11.25 million principal amount of notes to cover over-allotments, if any). The notes have a term of seven years with an interest rate of 7 1/4 percent per year, and will be convertible into Heartport Common Stock at a price of $28.958 per share. No other terms were disclosed.

Heartport expects to use the net proceeds of the offering to fund capital expenditures related to the expansion of its manufacturing capacity and facilities, sales and marketing activities, research and development clinical trials, working capital, and general corporate purposes.

The securities offered were not registered under the Securities Act of 1933, as amended, or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act of 1933 and applicable state securities laws or available exemptions from registration requirements.

Heartport, Inc., is a cardiovascular device company advancing the frontiers of cardiac surgery by developing, manufacturing, and marketing Port-Access-TM- minimally invasive cardiac surgery systems for major heart surgery. The Company's Port-Access Systems are designed to allow surgeons to perform a wide range of heart operations through small incisions, or "ports," between the ribs, without the need to crack open the chest as is required in conventional heart surgery. Heartport believes that its systems have the potential to enable surgeons to achieve clinical outcomes equal to those of conventional open-chest heart surgery, with the added benefits of reduced trauma, complications, pain, and scarring; shortened hospital stays and recovery times and lower overall costs.

Note: Except for the historical information contained herein, this press release contains forward-looking statements, the accuracy of which are necessarily subject to risks and uncertainties. Actual events or results may differ materially due to factors set forth from time to time in Heartport's filings with the Securities and Exchange Commission, including its 1996 Annual Report on Form 10-K.